                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 23, 1998


TO THE STOCKHOLDERS OF ANESTA CORP:


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ANESTA CORP., a Delaware corporation (the "Company"), will be held on Tuesday, June 23, 1998 at 2:00 p.m. local time at the Doubletree Hotel, 255 South West Temple, Salt Lake City, Utah 84101 for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To approve an amendment to the Company's 1993 Stock Option Plan (the "Plan") to increase the aggregate number of shares of Common Stock authorized for issuance under such Plan by 350,000 shares.

3. To approve an amendment to the Company's 1993 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to increase the non-discretionary grant upon initial election of a Non-Employee Director ("Non-Employee Director") by 5,000 shares; to grant 2,000 shares per year to each Non-Employee Director serving as a committee chair; and to grant 400 shares to each Non-Employee Director for each meeting of the Board of Directors attended in person

4. To ratify the selection of Coopers & Lybrand L.L.P. as independent accountants of the Company for its fiscal year ending December 31, 1998.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on April 27, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                             By Order of the Board of Directors



                             /s/ Theodore H. Stanley


                             Theodore H. Stanley, M.D.
                             Secretary

Salt Lake City, Utah
June 1, 1998

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

         INVESTORS MAY REQUEST ADDITIONAL INFORMATION REGARDING ANESTA CORP., INCLUDING A COPY OF THE FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, FREE OF CHARGE. PLEASE ADDRESS YOUR REQUEST TO: INVESTOR RELATIONS, ANESTA CORP., 4745 WILEY POST WAY, SUITE 650, SALT LAKE CITY, UTAH 84116.

                                  ANESTA CORP.
                         4745 WILEY POST WAY, SUITE 650
                            SALT LAKE CITY, UT 84116

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of ANESTA CORP., a Delaware corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on June 23, 1998 at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Doubletree Hotel, 255 South West Temple, Salt Lake City, Utah 84101. The Company intends to mail this proxy statement and accompanying proxy card on or about June 1, 1998, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

         The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

         Only holders of record of Common Stock at the close of business on April 27, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 27, 1998 the Company had outstanding and entitled to vote 9,579,993 shares of Common Stock.

         Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, Anesta Corp., 4745 Wiley Post Way, Suite 650, Salt Lake City, Utah 84116, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

The Company intends to holds its 1999 Annual Meeting on or around June 23, 1999. Thus, proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than February 1, 1999 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         There are eight nominees for the eight Board positions presently authorized by the Board of Directors in accordance with the Company's Certificate of Incorporation and Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company.

         Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

         The names of the nominees and certain information about them are set forth below:

                                                           PRINCIPAL OCCUPATION/
NAME                                             AGE       POSITION HELD WITH THE COMPANY
----                                             ---       ------------------------------

Thomas B. King..............................      43       President and Chief Executive Officer

William C. Moeller .........................      59       Chairman of the Board and Treasurer

Theodore H. Stanley, M.D....................      58       Founding Chairman and Secretary

Edwin M. Kania, Jr. (1)(2)..................      40       General Partner of One Liberty Ventures, Inc.

Daniel L. Kisner, M.D. (1)..................      51       President and Chief Operating Officer of Isis
                                                           Pharmaceuticals, Inc.

Richard H. Leazer (1)(2)....................      56       Managing Director of the Wisconsin Alumni Research
                                                           Foundation

Emanuel M. Papper, M.D., Ph.D...............      82       Professor of Anesthesiology at the University of
                                                           Miami, School of Medicine

Richard P. Urfer (2)........................      61       President of BW Capital Markets, Inc.

--------------
(1)      Member of the Compensation Committee
(2)      Member of the Audit Committee

         Thomas B. King has been Chief Executive Officer of the Company since January 1998, a Director since December 1994 and has served as its President since December 1996. Mr. King was the Company's Chief Operating Officer from December 1994 until December 1997 and Executive Vice President from December 1994 until December 1996. Prior to joining Anesta, he was employed by Somatogen, Inc., a biotechnology company, from January 1990 to December 1994 as Vice President of Marketing and Business Development. Prior to joining Somatogen, he was director of the Cardiovascular Business Unit at Abbott Laboratories ("Abbott"), a pharmaceutical company, from January 1988 to December 1989 and held various marketing and business development positions at Anaquest, an anesthesia pharmaceutical company and a division of BOC HealthCare, from June 1982 to December 1987. Mr. King received an M.B.A. in finance and marketing from the University of Kansas in 1982.

         William C. Moeller has been Chairman of the Board of Directors of the Company since January 1998. Mr. Moeller served as Chief Executive Officer and Director of the Company since he co-founded the Company in 1985 and served as President from August 1985 until December 1996. Prior to joining Anesta, Mr. Moeller held senior management positions with several medical companies that manufactured products for orthopedic and cardiovascular surgery and for anesthesiology. These positions included general management responsibilities in the large multinational companies of Howmedica, Inc., a medical devices company, from 1964 to 1973 and The BOC Group, from 1973 to 1981, in its medical division. Mr. Moeller was Chief Operating Officer of Symbion, Inc., a company in the field of artificial organs, from 1982 to 1985. He received an M.B.A. degree from the Harvard Graduate School of Business Administration in 1964.

         Theodore H. Stanley, M.D. has been Founding Chairman of the Company since January 1998. Dr. Stanley served as Chairman of the Board of Directors of the Company since he co-founded the Company in 1985. Dr. Stanley served as Medical Director of the Company from 1985 to April 1994. He also has been Professor of Anesthesiology and Professor of Surgical Research at the University of Utah School of Medicine since 1978. Dr. Stanley has also been an Adjunct Professor of Anesthesiology at the University of Texas (Houston) since 1985. He has also been a clinical research investigator for numerous pharmaceutical companies in the investigation of new anesthetic drugs. Dr. Stanley received an M.D. degree from Columbia University, College of Physicians and Surgeons in 1965.

         Edwin M. Kania, Jr. has served as director of the Company since April 1987. Mr. Kania is General Partner of One Liberty Ventures, Inc., which he co-founded in 1995. Previously, he had been General Partner in a predecessor firm, Morgan Holland Ventures. Mr. Kania serves as a director of several private companies. He received his M.B.A. degree from the Harvard Graduate School of Business Administration in 1982.

         Daniel Kisner, M.D. has served as a director of the Company since February 1996. Dr. Kisner has served as Chief Operating Officer of Isis Pharmaceuticals, Inc., a biotechnology company, since February 1993, as a Director since March 1991 and as President since May 1994. From March 1991 until February 1993, he was Executive Vice President of Isis. From December 1988 until March 1991, he was Division Vice President of Pharmaceutical Development for Abbott. From March 1988 until November 1988, Dr. Kisner served as the Vice President, International Clinical Research and Development for Smith Kline & French Laboratories and from May 1985 until March 1988 he served as Vice President, Clinical Research R & D, Continental Europe for the same company. Dr. Kisner was an Associate Professor of Oncology at the University of Texas and an acting Associate Director at the National Cancer Institute. Dr. Kisner received an M.D. degree from Georgetown University in 1972.

         Richard H. Leazer has served as Managing Director of the Wisconsin Alumni Research Foundation, a not-for-profit corporation supporting research at the University of Wisconsin, since March 1993. Prior to such time, he was President of Ohmeda, an anesthesia device and equipment manufacturer and a division of BOC HealthCare, from 1988 to September 1992 and was President of Anaquest, an anesthesia pharmaceutical company and a division of BOC HealthCare, from 1981 to 1988. Mr. Leazer received an M.B.A. degree from Drexel University in 1966.

         Emanuel M. Papper, M.D., Ph.D. has been a director of the Company since July 1990. He has been Professor of Anesthesiology at the University of Miami since 1969 and was Professor of Pharmacology there from 1974 to 1981. Dr. Papper also served as the Vice President for Medical Affairs and the Dean of the University of Miami School of Medicine from 1969 to 1981. Prior to that time, Dr. Papper was a Professor of Anesthesiology and Chairman of the Department of Anesthesiology at Columbia University from 1949 to 1969. He received an M.D. degree from New York University in 1938 and a Ph.D. degree in English Literature from the University of Miami in 1990.

         Richard P. Urfer has served as a director of the Company since August 1996. Mr. Urfer has served as President of BW Capital Markets, Inc., an investment banking firm, since June 1997. From June 1995 until June 1997, Mr. Urfer served as Executive Vice President of Resource Investment Advisors, Inc. From May 1987 until June 1995, Mr. Urfer was Managing Director of R.P. Urfer & Co., investment bankers. From September 1982 until May 1987 he was Chief Operating Officer of Chase Manhattan Capital Markets Corporation. Mr. Urfer received an M.B.A. degree from the Harvard Graduate School of Business Administration in 1964.

                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

BOARD COMMITTEES AND MEETINGS

         During the fiscal year ended December 31, 1997 the Board of Directors held six meetings. The Board has an Audit Committee and a Compensation Committee, the Audit Committee held two meetings and the Compensation Committee held three meetings during the fiscal year ended December 31, 1997.

         The Audit Committee meets with the Company's independent accountants to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent accountants to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three non-employee directors:
Messrs. Leazer (Chair), Kania, and Urfer.

         The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three non-employee directors: Dr. Kisner (Chair) and Messrs. Kania and Leazer.

         During the fiscal year ended December 31, 1997, all directors except Dr. Papper attended at least 75% of the meetings of the Board held during the period for which they were a director.

                                   PROPOSAL 2

               APPROVAL OF THE 1993 STOCK OPTION PLAN, AS AMENDED

         In September 1993, the Company adopted its 1993 Stock Option Plan (the "Plan"), under which 750,000 shares have been reserved for issuance. In August 1996 and February 1997, the Board approved amendments to the Plan to increase the number of shares authorized for issuance from an aggregate of 750,000 shares to an aggregate of 1,500,000 shares. In June 1997 such amendments were approved by stockholders. The Board believes that the Company's existing Plan has been effective in attracting and retaining executives and key employees. The Plan provides for the grant of both incentive stock options ("ISOs") intended to qualify as such under Section 422 of the Internal Revenue Code of 1996, as amended (the "Code"), and non-statutory stock options ("NSOs") (collectively "Stock Awards"). The Plan will terminate in September 2003, unless sooner terminated by the Board of Directors.

         As of April 27, 1998, the Plan had net outstanding options to purchase an aggregate of 1,185,403 shares held by 68 persons at a weighted average exercise price of $11.09 per share. As of April 27, 1998, options to purchase 101,508 shares of Common Stock granted pursuant to the Plan had been exercised.

         In April 1998, the Board approved amendments to the Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Plan from an aggregate of 1,500,000 shares to an aggregate of 1,850,000 shares. The Board adopted this amendment to ensure that the Company can continue to grant Stock Awards to employees and consultants at levels determined appropriate by the Board and the Compensation Committee.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

             THE ESSENTIAL FEATURES OF THE PLAN ARE OUTLINED BELOW:

Administration

         The Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the Plan and, subject to the provisions of the Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option. The Board of Directors is authorized to delegate administration of the Plan to a committee composed of not fewer than two members of the Board. The Board had delegated administration of the Plan to the Compensation Committee of the Board. As used herein with respect to the Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

Eligibility

         Incentive stock options may be granted under the Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors and consultants are eligible to receive nonstatutory stock options under the Plan. Directors who are not salaried employees of or consultants to the Company or to any affiliate of the Company are not eligible to participate in the Plan.

         No incentive stock option may be granted under the Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option dies not exceed five years from the date of grant. For incentive stock options granted under the Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

Stock Subject to The Plan

         If options granted under the Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the Plan.

Terms of Options

         The following is a description of the permissible terms of options under the Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

         Exercise Price; Payment. The exercise price of incentive stock options under the Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. At December 31, 1997, the closing price of the Company's Common Stock as reported on the NASDAQ National Market System was $16.375 per share.

         The exercise price of options granted under the Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company or
(ii) pursuant to a deferred payment arrangement or (c) in any other form of legal consideration acceptable to the Board.

         Option Exercise. Options granted under the Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the Plan typically vest at the rate of 1/48th per month (25% per year) during the optionee's employment or services as a consultant. Shares covered by options granted in the future under the Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, nonstatutory options granted under the Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

         Term. The maximum term of options under the Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Plan terminate forty-five days after the optionee ceases to be employed by the Company or any affiliate of the Company, unless (a) the termination of employment is due to such person's permanent and total disability (as defined in the Code), in which the case the option may, but not need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies while employed by the Company or any affiliate of the Company, or within forty-five days after termination of such employment, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within twelve months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

Adjustment Provisions

         If there is any change in the stock subject to the Plan or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Board shall have the power and discretion to prescribe the terms and conditions for the exercise of or modification of, the options outstanding under the Plan.

Effect of Certain Corporate Events

         The Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, to the extent permitted by law, the Board shall have the power and discretion to prescribe the terms and conditions for the exercise of, or modification of, the options.

Duration, Amendment and Termination

         The Board may suspend or terminate the Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Plan will terminate in September 2003.

         The Board may also amend the Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (b) increase the number of shares reserved for issuance upon exercise of options; or (c) change any other provision of the Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section 422 of the Code.

Restrictions on Transfer

         Under the Plan, an option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution. During the lifetime of an optionee, an option may be exercised only by the optionee. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

Federal Income Tax Information

         Incentive Stock Options. Incentive Stock options under the Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

         There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

         If an optionee holds stock acquired through exercise of an incentive stock option for more than two years from the date which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss upon the disqualifying disposition will be a capital gain or loss which will be long-term or short-term depending on whether the stock was held for more than one year. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

         To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness and perhaps, in the future, the satisfaction of a withholding obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

         Nonstatutory Stock Options. Nonstatutory stock options granted under the Plan generally have the following federal income tax consequences:

         There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness and the satisfaction of any withholding obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

         Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add
Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

         Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with proposed Treasury regulations issued under Code Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the option is granted by a compensation committee comprised solely of "outside directors"; and (iv) either the exercise price of the option is no less than the fair market value of the stock on the date of grant, or the option is granted (or exercisable) only upon the achievement (as certified by the compensation committee) of an objective performance goal established by the compensation committee while the outcome is substantially uncertain. At this time, the Plan has not been designed to meet the requirements of Section 162(m) that would qualify stock options under the Plan as performance-based compensation.

         The Company would expect to design the Plan to permit options granted under the Plan to satisfy the requirements for performance-based compensation in the event that the Plan becomes subject to Section 162(m).

                                   PROPOSAL 3

                  APPROVAL OF THE 1993 NON-EMPLOYEE DIRECTORS'

                          STOCK OPTION PLAN, AS AMENDED

         In December 1993, the Company adopted its 1993 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), under which 150,000 shares of Common Stock have been reserved for issuance. The Board believes that the Directors' Plan has been effective in attracting, motivating and retaining individuals to serve on the Board. The Directors' plan will terminate in December 2003, unless sooner terminated by the Board.

         As of April 27, 1998, the Directors' Plan had net outstanding options to purchase an aggregate of 83,500 shares held by five persons at a weighted average exercise price of $13.17 per share. As of April 27, 1998, options to purchase 1,750 shares of Common Stock granted pursuant to Directors' Plan had been exercised and there were 64,750 shares of Common Stock available for future grants under the Directors' Plan (plus shares that may become available as a result of cancellation or expiration of options).

         In April 1998, the Board approved an amendment to the Directors' Plan, subject to stockholder approval, to increase the non-discretionary grant made to each newly elected Non-Employee Director ("Non-Employee Director")by 5,000 shares, from 10,000 shares to 15,000 shares, to grant 2,000 shares per year to each Non-Employee Director serving as a committee chair, and to grant 400 shares to each Non-Employee Director for each meeting of the Board of Directors attended in person. The Board adopted this amendment to ensure that the Company will continue to attract and retain Non-Employee Directors.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

        THE ESSENTIAL FEATURES OF THE DIRECTORS' PLAN ARE OUTLINED BELOW:

Administration

         The Director's Plan is administered by the Board of Directors of the Company. The Board of Directors has the final power to construe and interpret the Directors' Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration.

         The Board of Directors is authorized to delegate administration of the Directors' Plan to a committee of not less than two members of the Board. The Board of Directors does not presently contemplate delegating administration of the Directors' Plan to any committee of the Board of Directors.

Eligibility

         The Director's Plan provides that options may be granted only to Non-Employee Directors of the Company. A "Non-Employee Director" is defined in the Directors' Plan as a director of the Company or its affiliates who is not otherwise an employee of the Company or any affiliate. Five of the Company's eight current Directors (all except Messrs. Moeller and King and Dr. Stanley) are eligible to participate in the Directors' Plan.

         Option grants under the Directors' Plan are non-discretionary. Subject to the adoption of Proposal 3, each newly elected Non-Employee Director shall be granted, on the date of initial election to the Board of Directors, fifteen thousand (15,000) shares of Common Stock of the Company. Thereafter, each Non-Employee Director of the Company shall receive, on the date of the Company's annual meeting each year, an option grant to purchase five thousand (5,000) shares of Common Stock of the Company. In addition, each Non-Employee Director serving as a committee chair shall receive, on the date of the Company's annual meeting each year, an option grant to purchase two thousand (2,000) shares of Common Stock of the Company and an additional 400 shares will be granted to each Non-Employee Director for each meeting of the Board of Directors attended in person

         As of April 27, 1998, the Company had granted options under the Directors' Plan to purchase 18,000 shares to each of Messrs. Kania, Leazer and Dr. Papper and 15,000 shares to Mr. Urfer and Dr. Kisner.

Terms of Options

         Each option under the Directors' Plan is subject to the following terms and conditions:

         Option Exercise. An Annual Option becomes exercisable in three equal annual installments over a period of three years from the date of grant with the first installment vesting on the date one year after the date of grant of such option. All other options become exercisable in four equal annual installments with the first installment vesting on the date one year after the date of grant of such option. Such vesting is conditioned upon continued service as a director.

         An option granted under the Directors' Plan may be exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company.

         Exercise Price; Payment. The exercise price of options granted under the Directors' Plan shall be equal to 100% of the fair market value of the Common Stock subject to such options on the day before the date such option is granted. The exercise price of options granted under the Directors' Plan may be paid in cash or by delivery of shares of Common Stock of the Company that have been held for the period required to avoid a charge to the earnings of the Company. Any shares so surrendered shall be valued at their fair market value on the date of exercise.

         Transferability; Term. Under the Directors' Plan, an option may not be transferred by the optionee, except by will or the laws of descent and distribution. During the lifetime of an optionee, an option may be exercised only by the optionee.

         No option granted under the Directors' Plan is exercisable by any person after the expiration of 5 years from the date the option is granted.

         Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Plan as may be determined by the Board of Directors.

Adjustment Provisions

         If there is any change in the stock subject to the Directors' Plan or subject to any option granted under the Directors' Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating, dividend, combination of shares, exchange of shares, change in corporate structure or otherwise) the Directors' Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan and the class, number of shares and price per share of stock subject to such outstanding options.

         In the event of a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger were converted by virtue of the merger into other property, or any capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, any surviving corporation shall assume any options outstanding under the Directors' Plan or shall substitute similar options for those outstanding under the Directors' Plan.

Duration, Amendment and Termination

         The Board of Directors may amend, suspend or terminate the Directors' Plan at any time or from time to time; provided however, that the Board may not amend the Directors' Plan with respect to the amount, price or timing of grants more often than once every six months. No amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for options under the Directors' Plan; (ii) modify the requirements as to eligibility for participation in the Directors' Plan (to the extent such modification requires stockholder approval in order for the Directors' Plan to comply with the requirements of Rule 16b-3); or (iii) modify the Directors' Plan in any other way if such modification requires stockholder approval in order for the Directors' Plan to meet the requirements of Rule 16b-3. Unless sooner terminated, the Directors' Plan will terminate in December 2003.

Tax Information

         Options granted under the Directors' Plan generally have the federal income tax consequences described under the Plan above with respect to non-statutory stock options.

                                   PROPOSAL 4

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has selected Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 1998 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Coopers & Lybrand L.L.P. has audited the Company's financial statements since 1986, when the Company's financial statements were first audited. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Coopers & Lybrand L.L.P. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Coopers & Lybrand L.L.P.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of April 27, 1998 by: (i) each nominee for director; (ii) the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                                          NUMBER
                                                                                        OF SHARES               PERCENT
                                                                                       BENEFICIALLY          BENEFICIALLY
NAME OF BENEFICIAL OWNER                                                                 OWNED                OWNED(1)(2)
------------------------                                                               ------------          ------------
Abbott Laboratories
One Abbott Park Road, D-980, AP30
Abbott Park, IL 60064-3500 .....................................................       1,202,840                 12.6%

Theodore H. Stanley (3)
4745 Wiley Post Way, Suite 650
Salt Lake City, UT 84116........................................................         647,091                   6.7

The Capital Group Companies, Inc. (4)
333 South Hope Street
Los Angeles, CA 90071...........................................................         550,000                   5.7

Fidelity Management & Research Corp. (5)
82 Devonshire Street
Boston, MA  02109...............................................................         500,900                   5.2

William C. Moeller (6)
4745 Wiley Post Way, Suite 650
Salt Lake City, UT 84116 .......................................................         493,360                   5.1

Edwin M. Kania, Jr. (7) ........................................................          15,167                    **

Thomas B. King (8) .............................................................         146,261                   1.5

Daniel L. Kisner (9) ...........................................................           6,667                    **

Richard H. Leazer (10) .........................................................          16,458                    **

Emanuel M. Papper (11) .........................................................          19,167                    **

Richard P. Urfer (12) ..........................................................          45,922                    **

Martha V. Arnold (13) ..........................................................           9,999                    **

Dennis L. Coleman (14) .........................................................          81,731                    **

Steven A. Shoemaker (15) .......................................................          72,002                    **

All executive officers and directors as a group
(13 persons) (3) and (6)-(15) ..................................................       1,562,158                 15.6%

**       Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within sixty (60) days of April 27, 1998, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Percentage of beneficial ownership is based on 9,579,993 shares of Common Stock outstanding as of April 27, 1998.

(3) Includes options exercisable for 31,874 shares of Common Stock. Of the 647,091 issued and outstanding shares, Dr. Stanley owns 213,311 shares, Mary Ann Stanley, Dr. Stanley's spouse, owns 170,876 shares, the Stanley Research Foundation owns 103,065 shares, the Theodore H. and Mary Ann Stanley Foundation owns 103,065 shares and Dr. Stanley owns 24,900 shares jointly with Ellen Stanley.

(4) The Capital Group Companies, Inc., Capital Research and Management Company, and SMALLCAP World Fund, Inc. have together filed a Schedule 13G pursuant to which they report sole or shared voting and dispositive power over 550,000 shares owned as of December 31, 1997. Capital Research and Management Company is a registered investment adviser and is a wholly owned subsidiary of The Capital Group Companies, Inc. and serves as investment adviser to the American Funds Group of mutual funds.

(5) Fidelity Management & Research Company, Fidelity Management Trust Company, and Edward C. Johnson III have together filed a Schedule 13G pursuant to which they report sole or shared voting and dispositive power of 500,900 shares owned as of December 31, 1997. Fidelity Management & Research Company and Fidelity Management Trust Company are registered investment advisers and are wholly owned subsidiaries of FMR Corp.

(6) Includes options exercisable for 66,289 shares of Common Stock and 15,000 shares held by the William and Joanne Moeller Foundation, of which Mr. Moeller is the trustee.

(7) Includes options exercisable for 14,167 shares of Common Stock and 1,000 shares held by One Liberty Ventures Retirement Trust FBO Edwin
         M. Kania, Jr.

(8)      Includes options exercisable for 140,766 shares of Common Stock.

(9)      Includes options exercisable for 6,667 shares of Common Stock.

(10)     Includes options exercisable for 16,458 shares of Common Stock.

(11)     Includes options exercisable for 13,667 shares of Common Stock.

(12) Includes options exercisable for 4,167 shares of Common Stock and 3,225 shares held by Cynthia Urfer, Mr. Urfer's spouse, 1,875 shares owned by Gilbert Urfer, Mr. Urfer's son and 1,655 shares owned by Courtney Urfer, Mr. Urfer's daughter.

(13)     Includes options exercisable for 9,999 shares of Common Stock.

(14)     Includes options exercisable for 44,805 shares of Common Stock.

(15)     Includes options exercisable for 70,205 shares of Common Stock.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent stockholders were complied with; except that two reports, covering two transactions were filed late by Michael Busch, an outgoing officer, and Franck Kiser, an incoming officer.

                                   MANAGEMENT

EXECUTIVE OFFICERS

         The following table sets forth certain information concerning the Executive Officers of the Company as of April 27, 1998:

NAME                                        AGE      POSITION
----                                        ---      --------
Thomas B. King.........................     43       President and Chief Executive Officer
William C. Moeller.....................     59       Chairman of the Board and Treasurer
Theodore H. Stanley, M.D...............     58       Founding Chairman and Secretary
Martha V. Arnold.......................     42       Vice President, OTFC(R)Business Unit
Dennis L. Coleman, Ph.D................     51       Vice President, Research and Development
Franck P. Kiser........................     38       Vice President, European Operations
Paul A. Litka, M.D.....................     49       Vice President, Clinical Drug Development
Steven A. Shoemaker, M.D...............     46       Vice President, Medical Communications

------------------

See "Proposal 1 - Election of Directors" for the biographies of Mr. King, Mr. Moeller and Dr. Stanley.

         Martha V. Arnold, joined the Company as Vice President, OTFC Business Unit in September 1996. Prior to joining Anesta, she was employed by McNeil Consumer Products Company, a member of the Johnson & Johnson family of companies, where she served as Director, Smoking Cessation Products from April 1994 to August 1996 and Director, New Products from September 1993 to April 1994. Since May 1983, she has held various marketing and business development positions within the McNeil and Johnson & Johnson o Merck Consumer Pharmaceuticals organizations. Ms. Arnold received an M.B.A. degree from the University of Chicago Graduate School of Business in 1981.

         Dennis L. Coleman, Ph.D. has been Vice President, Research and Development of the Company since March 1992 and served as Director, Technical Marketing at the Company from April 1991 to February 1992. Prior to joining Anesta, he was a founder of Albion Instruments, a company specializing in the analysis of anesthetic gases, where he served as Clinical Director from 1981 to August 1990. He also served as a consultant to Anesta from September 1990 to March 1991. He served as Research Associate Professor at the College of Pharmacy, Department of Pharmaceutics from 1985 to 1987 and as Research Assistant Professor, Department of Surgery, College of Medicine, Division of Artificial Organs from 1981 to 1986 at the University of Utah. Dr. Coleman received a Ph.D. degree in Pharmaceutics from the University of Utah in 1980.

         Franck P. Kiser joined Anesta as Vice President, European Operations in November 1997. Prior to joining Anesta, he was the principal at Group Kiser, Switzerland, from January 1995 to November 1997, where he specialized in developing and executing European strategies for international companies. Previously, from September 1989 to September 1994, Mr. Kiser held various international management, global marketing and business development positions at Schering-Plough Corporation. Mr. Kiser received a Masters degree in International Management from the American Graduate School of International Management, Thunderbird in August 1989.

         Paul A. Litka, M.D. joined Anesta in March 1998 as Vice President, Clinical Drug Development. Prior to joining the Company he served as Senior Vice President, Clinical Research and Regulatory Affairs at Magainin Pharmaceuticals, Inc., a pharmaceutical company, from April 1995 to February 1998. From April 1994 to April 1995 he was an independent consultant. From November 1991 to March 1994 he was Senior Vice President and General Manager of the IBRD Center for Clinical Research, a contract research organization. He received an M.D. degree from the College of Medicine and Dentistry of New Jersey-Newark in 1975.

         Steven A. Shoemaker, M.D. has been Vice President, Medical Communications since April 1994. Prior to joining Anesta, he was employed by Somatogen, Inc., a biotechnology company, from February 1993 to March 1994 as Senior Vice President and from June 1989 to February 1993 as Vice President of Drug Development and Medical Affairs. He was Assistant Professor of Medicine at the University of Colorado Health Sciences Center from July 1985 to June 1988. He received an M.D. degree from the University of California at Los Angeles in 1978.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

         The Company's directors do not currently receive any cash compensation for service on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings.

         Each Non-Employee Director of the Company receives stock option grants under the 1993 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only Non-Employee Directors of the Company or affiliates of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan do not qualify as incentive stock options under the Code.

         Option grants under the Directors' Plan are non-discretionary. Subject to the adoption of Proposal 3, each person who is, after the effective date of the initial public offering of shares of the Company's Common Stock, elected for the first time to be a Non-Employee Director shall, upon the initial election date to be a Non-Employee Director by the Board of Directors or stockholders of the Company, be granted an option to purchase 15,000 shares of Common Stock of the Company under the Directors' Plan. On the date of the Company's Annual Meeting, each member of the Company's Board of Directors who is not an employee of the Company and has served as a Non-Employee Director for at least three months or, where specified by the Non-Employee Director, an affiliate of such director, is automatically granted under the Directors' Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 5,000 shares of Common Stock of the Company. In addition, each Non-Employee Director serving as a committee chair shall receive, on the date of the Company's annual meeting each year, an option grant to purchase two thousand (2,000) shares of Common Stock of the Company and an additional 400 shares will be granted to each Non-Employee Director for each meeting of the Board of Directors attended in person. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan may be exercised: (i) in installments over a period of three years from the date of grant in three equal installments commencing on the date one year after the date of grant, provided that the optionee has, during the entire period prior to such vesting date, continuously served as a Non-Employee Director, or (ii) until the date upon which such optionee, or the affiliate of such optionee, as the case may be, terminates his service as a Non-Employee Director for any reason or for no reason, the option shall terminate on the earlier of the expiration date of the option or the date three months following the date of termination of service. The term of options granted under the Directors' Plan is five years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, each option either will continue in effect, if the Company is the surviving entity, or will be assumed or an equivalent option will be substituted by the successor corporation, if the Company is not the surviving entity.

         During the last fiscal year, the Company granted options covering an aggregate of 25,000 shares to the Non-Employee Directors of the Company, with exercise prices per share ranging from $18.50 to $19.25, which was equal to the fair market value on the respective dates of grant (based on the closing sales price reported in the Nasdaq National Market). As of December 31, 1997, options to acquire 1,750 shares had been exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth, for the fiscal year ended December 31, 1997, certain compensation, including salary, bonuses, stock options and certain other compensation, awarded or paid to, or earned by, the Company's Chief Executive Officer and its four most highly compensated executive officers at December 31, 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG-TERM
                                                                    ANNUAL COMPENSATION            COMPENSATION AWARDS
                                                                    -------------------            -------------------
                                                                                                SECURITIES
                                                                   SALARY           BONUS       UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                           YEAR           ($)             ($)        OPTIONS(#)  COMPENSATION($)
---------------------------                           ----           ---             ---        ---------------------------
Thomas B. King                                        1997        192,000         50,000          60,000        2,880(1)
   President and Chief                                1996        154,000         50,000          90,000        2,117(1)
   Executive Officer                                  1995        143,001         27,000          42,500            0

William C. Moeller                                    1997        192,000         75,000          25,000        2,880(1)
   Chairman of the Board                              1996        160,000         50,000          50,000        2,400(1)
   and Treasurer                                      1995        150,000         28,000               0            0

Martha V. Arnold                                      1997        140,000         27,010          15,000        1,088(1)
   Vice President, OTFC                               1996         41,971         25,000          40,000       79,640(3)
   Business Unit (2)

Dennis L. Coleman                                     1997        150,000         15,390          15,000        2,250(1)
   Vice President, Research                           1996        126,000         22,453          20,000        1,890(1)
   and Development                                    1995        120,000         20,400          10,000            0

Steven A. Shoemaker                                   1997        160,000         26,416          15,000        1,500(1)
   Vice President, Medical                            1996        147,000         26,197          20,000        1,500(1)
   Communications                                     1995        140,000         23,800          10,000            0

----------------

(1) Consists of matching contributions to each Named Executive Officer's 401(k) account made by the Company.

(2)   Ms. Arnold became an officer and employee of the Company during 1996.

(3)   Consists of relocation items paid by the Company.

                              OPTION GRANTS IN 1997

         The following table sets forth for the Named Executive Officers certain information regarding options granted for the year ended December 31, 1997:

                                                     PERCENT OF                                      POTENTIAL REALIZABLE
                                                       TOTAL                                               VALUE AT
                                                      OPTIONS                                         ASSUMED ANNUAL RATES
                                    NUMBER OF        GRANTED TO                                         OF STOCK PRICE
                                   SECURITIES         EMPLOYEES                                         APPRECIATION
                                   UNDERLYING            IN       EXERCISE                           FOR OPTION TERM(2)
                                     OPTIONS            1997        PRICE          EXPIRATION        ------------------
NAME                               GRANTED(#)          (%)(1)     ($/SHARE)           DATE           5%($)        10%($)
----                               ----------          ------     ---------           ----           -----        ------
Thomas B. King...................    60,000            13.9        14.125         11/24/2007       532,988     1,350,697

William C. Moeller...............    25,000             5.8        14.125         11/24/2007       222,078       562,790

Martha V. Arnold ................    15,000             3.5        14.125         11/24/2007       133,247       337,674

Dennis L. Coleman................    15,000             3.5        14.125         11/24/2007       133,247       337,674

Steven A. Shoemaker..............    15,000             3.5        14.125         11/24/2007       133,247       337,674

---------------------

(1)      Based on 433,000 options granted in 1997.

(2) The potential realizable value is based on the term of the option at its time of grant (10 years in the case of these options). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

         The following table sets forth for the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the fiscal year ended December 31, 1997 and the fiscal year-end number and value of unexercised options:

                                                                                                    VALUE OF
                                                                                                  UNEXERCISED
                                                                         NUMBER OF                IN-THE-MONEY
                                                                         UNEXERCISED               OPTIONS AT
                                                                          OPTIONS AT              DECEMBER 31,
                                  SHARES                              DECEMBER 31, 1997              1997($)
                                ACQUIRED ON           VALUE              EXERCISABLE/            EXERCISABLE/
NAME                            EXERCISE(#)      REALIZED($)(1)         UNEXERCISABLE           UNEXERCISABLE(2)
----                            -----------      --------------      ------------------         ----------------
Thomas B. King..................   10,000             174,063          106,078/154,589           828,534/755,905
William C. Moeller..............       --                  --            59,270/58,336           506,909/248,372
Martha V. Arnold ...............   11,666             128,326             3,124/40,210            12,654/148,599
Dennis L. Coleman...............    7,813             138,290            41,471/32,296           454,763/154,614
Steven A. Shoemaker.............       --                  --            60,933/34,067           527,065/169,185

-----------------

(1) Based on the fair market value of the Common Stock as of the exercise date as reported on the Nasdaq National Market, minus the exercise price, multiplied by the number of shares underlying the option.

(2) Based on the fair market value of the Common Stock as of December 31, 1997 as reported on the Nasdaq National Market, minus the exercise price, multiplied by the number of shares underlying the option.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of the Compensation Committee is a former or current officer of the Company.

                      REPORT OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

         Until 1994, the Board of Directors (the "Board") of the Company was responsible for establishing the Company's compensation programs for all executive officers. Beginning in 1994, the Board delegated to the Compensation Committee (the "Committee") of the Board the authority to establish and administer the Company's compensation programs. The Committee is currently composed of three non-employee directors: Dr. Kisner (Chair), Mr. Kania and Mr. Leazer. The Committee is responsible for setting and administering the policies which govern executive salaries, bonuses (if any) and stock ownership programs. The Committee annually evaluates the performance, and determine the compensation, of the Chief Executive Officer (the "CEO") and the other executive officers of the Company, based upon a mix of the achievement of corporate goals, individual performance and comparisons with other pharmaceutical and drug delivery companies.

         The policies of the Company with respect to compensation of executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, the Committee adopted a mix among the compensation elements of salary, bonus and stock options, with a bias toward stock options, to emphasize the link between executive incentives and the creation of stockholder value as measured by the equity markets. In general for 1997, the salaries, bonuses and stock option awards of executive officers were linked to the Company's achievement of corporate performance criteria with respect to progress in clinical and product development programs (particularly the Actiq(TM) cancer pain program for which an FDA Advisory Committee meeting was conducted), expanding the Company's management team, strengthening the Company's pharmaceutical product development capabilities, further development of the Company's corporate partnering and distribution strategy, public company matters and stock price performance. In order to conserve the Company's financial resources, and in order to reflect the Company's size and stage of development in relation to the companies included in industry compensation surveys reviewed by the Committee, the Committee determined to provide for base salaries at the mid-point of the compensation range for such companies. Bonuses were awarded to certain executive officers based on the same performance criteria noted above plus the achievement of certain individual objectives. In general, the bonus program is designed to allow each executive officer to realize total cash compensation that is at the mid-point of industry averages, based on performance. Base salary and bonus were supplemented by awards under the Company's stock option plan, designed to provide long-term incentives to all employees of the Company. Stock option awards were set in the mid-range compared to the companies included in the industry surveys considered by the Committee. Each of these components is discussed in turn below.

BASE SALARY

         Base salaries for all executive officers of the Company were established at or below the mid-point of the range for companies included in the compensation surveys considered by the Committee. In establishing such salaries, the Committee also considers each officer's level of industry experience, individual achievement and overall contribution to the achievement of corporate objectives.

BONUSES

         The Company paid bonuses to its CEO and four other executive officers in 1997, in amounts ranging from $15,390 to $75,000. Such bonuses were based on the extent to which the corporate goals described above were achieved, and represented approximately 23% of each such officer's base salary.

OPTION PLANS

         The option plans offered by the Company have been established to provide all executive officers of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. Periodic grants of stock options are generally made to all eligible employees. These grants have been reviewed by the Board on an annual basis. As the base salaries for executive officers of the Company historically have been below the mid-point of the range for comparable companies, the Company has used stock options as the primary incentive to attract and retain its executive officers. In awarding stock options, the Board considers individual performance and overall contribution to the Company and also considers the number of unvested stock options held by the officer and the total number of stock options available to be awarded under the stock option plans. The Committee also considers the stock option practices of a self-selected group of other pharmaceutical, biotechnology and drug delivery companies. After considering the criteria relating to awarding stock options, the Board determined that the CEO and four other executive officers would receive option grants in the year ended December 31, 1997. Stock options granted under the stock option plans generally have a four-year vesting schedule and generally expire ten years from the date of grant, except in certain cases the maximum term is five years. The exercise price of options granted under the stock option plans was 100% of fair market value of the underlying stock on the date of grant for all officers who were granted options during 1997.

CEO COMPENSATION

         Mr. King's base salary and grants of stock options were determined in accordance with the criteria described above. The base salary of Mr. King was set at an annual rate of $192,000 commencing January 1, 1997, which represented an increase from his base salary of $154,000 in 1996. In setting such salary level, the Committee considered salary surveys prepared by Radford Associates, iQuantic, Top Five Data Services and Ernst & Young for other companies in the pharmaceutical, biotechnology and drug delivery sectors. Mr. King's salary was set below the mid-point of the range for such companies, reflecting the Company's size and stage of development in relation to such companies and the Committee's desire to conserve the Company's financial resources. Mr. King also received a bonus of $50,000 for 1997. Such salary and bonus were based on the extent to which the performance objectives described above were achieved. The Committee determined that certain of such objectives were fully satisfied, and others were partially satisfied, in 1997.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

         Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit, including an exemption for compensation plans, arrangements and binding contracts in existence prior to the time the Company became a "publicly held corporation" within the meaning of the Code. As a result, the Board believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officers in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Board has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation." The Board intends to continue to evaluate the effects of the statute and any final Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

                             COMPENSATION COMMITTEE
                         DANIEL C. KISNER, M.D. (CHAIR)
                               EDWIN M. KANIA, JR.
                                RICHARD H. LEAZER

                               PERFORMANCE CHART

    COMPARISON OF 47 MONTH CUMULATIVE TOTAL RETURN* AMONG ANESTA CORP., THE NASDAQ STOCK MARKET - US INDEX AND THE BIOCENTURY DRUG DELIVERY SECTOR INDEX

                                                                             Cumulative Total Return
                                          -----------------------------------------------------------------------------------------
                                          1/28/94 3/31/94 6/30/94 9/30/94 12/31/94 3/31/95 6/30/95 9/30/95 12/31/95 3/31/96 6/30/96

Anesta Corp                                 100     84      64      71      43       40      77      87       74      114      98
NASDAQ STOCK MARKET(U.S.)                   100     93      89      96      95      104     119     133      135      141     153
BIOCENTURY DRUG DELIVERY SECTOR             100     85      72      75      67       70      82     108      118      146     143




                                                                                                Cumulative Total Return
                                                                                  -------------------------------------------------
                                                                                  9/30/96 12/31/96 3/31/97 6/30/97 9/30/97 12/31/97

Anesta Corp                                                                         113     154      138     152     186      131
NASDAQ STOCK MARKET(U.S.)                                                           158     166      157     186     217      203
BIOCENTURY DRUG DELIVERY SECTOR                                                     117     114      108     116     131      105

---------------
* $100 invested on 1/28/94 in stock of index - including reinvestment of dividends. Fiscal year ending December 31.

                              CERTAIN TRANSACTIONS

         Relationship with Abbott Laboratories. In December 1989, Anesta entered into a research and development, license, supply and distribution agreement with Abbott. Under the agreement, as amended, Anesta granted to Abbott the exclusive right to make, use and market in the U.S. OT-products resulting from technology owned or licensed by Anesta consisting of the OT-fentanyl product line or other central nervous system acting drugs or intermediates thereof used for pre-medication, sedation, analgesia, diagnostic procedures, emergency room, post operative pain, burn treatment or cancer-related pain management. Under the 1989 Agreement, Abbott is obligated to pay royalties and other payments on product sales. For the year ended December 31, 1997, the Company received $186,004 from Abbott for payments on product sales and royalties. In January 1998, the Company exercised its right to terminate Abbott International's license rights to OT-fentanyl products in all countries in the world except the U.S.

         Relationship with Stanley Research Foundation. Dr. Stanley is the sole trustee of the Stanley Research Foundation ("SRF"), a not-for-profit entity. SRF makes grants to the University of Utah which are used to support the work of scientists and other employees of the University of Utah. The Company reimburses SRF for such grants. The Company obtains from SRF certain materials and services at the same cost as that paid by SRF. Such grants and purchasing arrangements totaled approximately $284,030 for the year ended December 31, 1997. Dr. Stanley receives no remuneration from SRF, and therefore does not benefit directly from the Company's arrangements with SRF.

         Relationship with Group Kiser. In 1997 the Company signed a consulting agreement with Group Kiser. Under the agreement, Group Kiser performed various research projects and other services related to the European pharmaceutical industry. The Company paid Group Kiser $100,000. Franck Kiser was the principal at Group Kiser.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                            By Order of the Board of Directors



                                            /s/  Theodore H. Stanley


                                            Theodore H. Stanley, M.D.
                                            Secretary

June 1, 1998

                                  DETACH HERE

                                     PROXY

                                  ANESTA CORP.

     The undersigned hereby appoints Thomas B. King and William C. Moeller, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Anesta Corp., to be held on June 23, 1998 at 2:00 p.m. local time, at the Doubletree Hotel, 255 South West Temple, Salt Lake City, Utah and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

     Where no contrary choice is indicated by the stockholder, this Proxy, when returned, will be voted FOR such nominees and proposals and with discretionary authority upon such other matters as may properly come before the meeting. This Proxy may be revoked at any time prior to the time it is voted.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby acknowledges receipt of: (a) Notice of Annual Meeting of Stockholders dated June 1, 1998; (b) the accompanying Proxy Statement and (c) the Annual Report to Stockholders for the fiscal year ended December 31, 1997 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Corporation, gives notice of such revocation.

SEE REVERSE      PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND     SEE REVERSE
   SIDE           RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.        SIDE

                                  DETACH HERE

Please mark
votes as in
this example

     THE BOARD RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS.

     1. Election of Eight Directors Proposal in the Accompanying Proxy Statement.

        Nominees Edwin M. Kania, Jr., Thomas B.                                                         FOR     AGAINST    ABSTAIN
        King, Richard H. Leazer, William C.             2. To approve an amendment to the Company's     [ ]       [ ]        [ ]
        Moeller, Emanuel M. Papper, Daniel L.              1993 Stock Option Plan.
        Kisner, Theodore H. Stanley,
        Richard P. Urfer
                                                        3. To approve an amendment to the Company's     [ ]       [ ]        [ ]
           FOR     WITHHELD                                1993 Non-Employee Directors' Stock
           [ ]       [ ]                                   Option Plan.

        [ ] _____________________    MARK HERE          4. To ratify the appointment of Coopers &       [ ]       [ ]        [ ]
              For all nominees       FOR ADDRESS           Lybrand L.L.P., as the Company's Independent
            except as noted above    CHANGE AND [ ]        Certified Public Accountants for the fiscal
                                     NOTE BELOW            fiscal year ending December  31, 1998.

                                                        5. To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

                                                           Please sign exactly as your name(s) appear(s) on your stock certificate.
                                                           If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be signed by the President or Vice President and the Secretary or Assistant
                                                           Secretary, Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full titles.

Signature: ____________________________  Date: _____________          Signature: ____________________________  Date: _____________